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                          Indiana United Bancorp

                             Financial Report
                               June 30, 1996

Dear Shareholders and Friends:

Indiana United has extended its trend of improved performance through the first half of 1996. Second quarter net income is 30.6% ahead of the comparable 1995 period, while six month earnings are 28.3% better than a year ago.

All key performance ratios for the second quarter and the six month period greatly exceed the similar periods in 1995. On a year to date comparison, our net interest margin improved 27 basis points, return on average assets improved 20 basis points and return on average common equity improved 180 basis points. In addition, our efficiency ratio improved from 69.17% to 61.73%.

On a per share basis, net income for the quarter outpaced the prior year period by 35.6%. For the six month period, net income surpassed the first half of 1995 by 33.7% Year to date common dividends of $.40 per share are 25% higher than a year ago.

Based upon our expectation that second half earnings will exceed first half results, the third quarter dividend, payable on September 20 to holders of record as of September 10, will be increased to $.21 per share. This increase is 23.5% above the $.17 per share paid in the third quarter of 1995.

I remain confident we have established a solid foundation from which we will continue to enhance shareholder value as we pursue our strategic goals.

Sincerely,


/s/ Robert E. Hoptry
Robert E. Hoptry
Chairman and President
July 8, 1996

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except per share amounts)
(Unaudited)                                            June 30
                                                  1996          1995
Assets
   Cash and due from banks                     $ 14,924      $  9,920
   Federal funds sold                             4,300         7,700
   Interest-bearing deposits                        169           147
   Securities held to maturity                                  7,764
   Securities available for sale                 87,329        80,139
   Loans                                        207,077       201,354
     Less: Allowance for loan losses             (2,807)       (2,754)
        Net loans                               204,270       197,546
   Premises and equipment                         5,959         5,837
   Federal Home Loan Bank stock                   1,138         1,138
   Other assets                                   3,040         3,020
       Total assets                            $321,129      $313,211

Liabilities
   Deposits
     Noninterest bearing                       $ 27,362      $ 27,673
     Interest bearing                           245,647       232,662
       Total deposits                           273,009       260,335
   Short-term borrowings                         13,197        15,986
   Long-term debt                                 5,500         6,500
   Other liabilities                              2,517         3,007
       Total liabilities                        294,223       285,828
Shareholders' equity
   Preferred stock                                  500         2,000
   Common stock                                   1,251         1,251
   Surplus                                       10,677        10,677
   Unrealized loss on securities
    available for sale                             (582)          (22)
   Retained earnings                             15,060        13,277
       Total shareholders' equity                26,906        27,383
       Total liabilities and
         shareholders' equity                  $321,129      $313,211

Return on average assets                            .96%          .76%
Return on average common equity                   11.01          9.21
Tier I capital to total assets                     8.45          8.62
Total capital to risk-adjusted assets             15.88         16.52

SHAREHOLDER INFORMATION           Indiana United Bancorp is a community-focused
Transfer Agent                    bank and savings and loan holding company
Securities Transfer Department    serving eastern and southern Indiana through
Mid-America Bank of Louisville    its subsidiaries, Union Bank and Trust
500 West Broadway, P.O. Box 1497  Company of Indiana, Greensburg, and
Louisville, Kentucky  40202       Regional Federal Savings Bank, New Albany.

CONSOLIDATED STATEMENT OF INCOME
(Dollar amounts in thousands, except per share amounts)
(Unaudited)
                                  Three months ended      Six months ended
                                       June 30,                June 30,
                                    1996      1995          1996       1995
Interest income
   Loans, including fees           $4,460    $4,173      $ 8,819    $ 8,148
   Investment securities            1,332     1,417        2,609      2,924
   Other                               92        68          194         71
       Total interest income        5,884     5,658       11,622     11,143
Interest expense
   Deposits                         2,660     2,560        5,250      4,882
   Other                              261       426          550        862
       Total interest expense       2,921     2,986        5,800      5,744
Net interest income                 2,963     2,672        5,822      5,399
   Provision for loan losses           33         6           60          9
Net interest income after
   provision for loan losses        2,930     2,666        5,762      5,390
Noninterest income
   Securities gains                     -        10            -         11
   Other operating income             413       420          734        769
       Total noninterest income       413       430          734        780
Noninterest expense
   Salaries and employee benefits   1,145     1,113        2,260      2,242
   Premises and equipment expense     377       369          759        750
   Other expenses                     523       621        1,028      1,274
       Total noninterest expense    2,045     2,103        4,047      4,266
Income before income tax            1,298       993        2,449      1,904
   Income tax expense                 514       392          968        750
Net income                         $  784    $  601      $ 1,481    $ 1,154

Net income per common share         $0.61     $0.45        $1.15      $0.86
Dividends per common share          $0.20     $0.16        $0.40      $0.32
Avg common shares outstanding    1,250,897 1,250,897    1,250,897  1,250,897
Preferred stock dividends           $  16     $  35        $  42      $  73

Common Stock

Indiana United Bancorp's common stock is traded on the over-the-counter market and is listed on the NASDAQ exchange under the symbol "IUBC". Indiana United Bancorp is also listed on the National Market System tables in many daily papers under the symbol Ind Utd. Primary market makers are J.J.B. Hilliard/ W.L. Lyons, Inc.; and NatCity Investments, Inc.

                                 Market Value Range and Dividends
                                     for Latest Four Quarters

                              1996       1996       1995       1995
                               Q2         Q1         Q4         Q3
High                        $25 1/2    $26 1/4      $28      $27 1/2
Low                          23 1/4     24 1/4       25       19 1/2
Last sale                    24 1/2     24 1/4       25       27
Dividends                   .20        .20          .20      .17

ORGANIZATION
   Indiana United Bancorp
   201 N. Broadway, P.O. Box 87
   Greensburg, IN  47240
   (812) 663-0157

      Officers
         Robert E. Hoptry
            Chairman and President
         Daryl R. Tressler
            Vice President
         Michael K. Bauer
            Vice President
         Jay B. Fager
            Treasurer and Chief Financial Officer
         Sue Fawbush
            Vice President and Secretary
         Dennis M. Flack
            Vice President, Director of Marketing
               and Training
         Dawn M. Schwering
            Marketing Coordinator
         Suzanne Kendall
            Auditor

      Directors
         William G. Barron
            Chairman and President
            Wm. G. Barron Enterprises
         Philip A. Frantz
            Attorney, Partner
            Coldren and Frantz
         Glenn D. Higdon
            President
            Marlin Enterprises, Inc.
         Robert E. Hoptry
            Chairman and President
            Indiana United Bancorp
         Martin G. Wilson
            Farmer
         Edward J. Zoeller
            President
            E.M. Cummings Veneer

   Subsidiaries
      Regional Federal Savings Bank
         Offices in New Albany, Jeffersonville
      Union Bank and Trust Company of Indiana
         Offices in Greensburg, Portland,
         Westport, Clarksburg, Redkey